                                                                    EXHIBIT 99.1


ENCORE ACQUISITION COMPANY ANNOUNCES FULL YEAR 2002 AND FOURTH QUARTER RESULTS

FORT WORTH, Texas - February 11, 2003 - Encore Acquisition Company ("Encore") (NYSE: EAC) announced

o  Annual production up 18%

o  Annual cash flow up 14%

o  Annual earnings $37.7 million

o  Year-end reserves up 23%

o  Replaced 392% of 2002 production

o "All in" costs of reserve additions, without revisions, of $5.48 per barrel of oil equivalent ("BOE")

2002 RESULTS

Encore announced today that 2002 net income available to common shareholders increased to $37.7 million, or $1.25 per share (diluted) compared with $16.2 million ($32.6 million before special items) in 2001. Revenues for the year increased $24.8 million or 18% to $160.7 million from $135.9 million in 2001 driven primarily by increased production. Production volumes for the year increased 18% to 7.4 million barrels of oil equivalent ("MMBOE"), with oil representing 82% of the production, compared with 2001 production of 6.3 MMBOE. The increase in production is due to the Permian and Paradox Basin acquisitions as well as the Company's continued success through the drill bit.

Special items in 2001 included a $9.6 million charge for non-cash stock based compensation, a one-time charge of $4.3 million for the mark-to-market value of Enron hedges deemed uncollectible, a $1.6 million impairment charge, and $0.9 million for the cumulative effect of adopting SFAS 133, Accounting for Derivatives and Hedging Activities.

Encore continues to maintain low lifting costs with direct lifting costs for the year averaging $4.15/BOE; production and severance taxes were $2.12/BOE; and general and administration costs were $0.83/BOE. Cash flow (earnings before interest, taxes, depreciation, depletion and amortization, and other non-cash charges) was $102.9 million for 2002 versus $90.3 million in 2001.

Long-term debt at December 31, 2002 was $166.0 million, including $150.0 million of Senior Subordinated Notes due June 15, 2012 and $16.0 million of bank debt, which was incurred at the completion of the Paradox Basin acquisition during the third quarter. Total capital spending for the year was $159.5 million of which $80.3 million was incurred for development drilling, $78.5 for acquisitions and $0.7 million for leasehold and other corporate investments.

FOURTH QUARTER RESULTS

For the fourth quarter of 2002, the Company reported an increase in net income to $11.3 million, compared with net income of $0.4 million ($6.3 million before special items) for the fourth quarter of 2001. Special items in the same quarter last year reflected a one-time charge of $4.3 million for the mark-to-market value of Enron hedges deemed uncollectible, and a non-cash charge for selected property impairments of $1.6 million. Revenue for the fourth quarter of 2002 was $47.1 million, up 54% from $30.5 million last year due to higher prices for both oil and natural gas and higher oil production volumes. Production during the fourth quarter of 2002 averaged 21,708 BOE per day, an increase of 19% compared to 18,262 BOE per day over the same quarter last year reflecting the acquisition and drilling program. Cash flow (earnings before interest, taxes, depreciation, depletion and amortization and other non-cash charges) also increased 52% to $29.9 million for the quarter compared with $19.7 million in the fourth quarter last year.

YEAR-END RESERVE INFORMATION

As previously announced proved reserves at December 31, 2002, increased 23% to
128.3 MMBOE from proved reserves of 104.0 MMBOE at December 31, 2001 and the Company replaced 392% of 2002 production. The increase in proved reserves are a direct result of the continued success in the Company's development program and the 2002 acquisitions in the Permian and Paradox Basins.

Drilling capital for 2002 totaled $80.3 million, with finding and development costs of $5.93/BOE. Including acquisition capital of $78.5 million, the "all in" costs of reserve additions was $5.48/BOE, excluding reserve revisions. Revisions of prior reserve estimates were a positive 2.7 MMBOE and production was 7.4 MMBOE.

The 128.3 MMBOE of proved reserves are 87% oil and 82% proved developed producing. The reserve-to-production ratio is 17.3 years and 14.3 years for total proved reserves and proved developed producing, respectively.

OUTLOOK FOR 2003

As previously announced, the 2003 capital budget is $105.0 million for continuation of the drilling program, waterflood improvements, workovers and recompletions. The capital program plans to support a 5-rig, 100 well drilling program in the Cedar Creek Anticline ("CCA") and a 2-rig, 40 well drilling program in the Permian Basin. The High-Pressure Air Injection ("HPAI") program, initiated in July in the CCA, is showing early indications of success. Prior to beginning the HPAI program, the project area was producing 360 gross barrels of oil per day. The project is currently producing close to an additional 100 gross barrels of oil per day, which the Company believes, is due to the HPAI process. Full field expansion of the program is in the evaluation stage. The budget does not include any amounts for HPAI. During the second quarter, the Company will be evaluating additional capital to be invested in HPAI.

The Company is continuing its oil and natural gas hedging program. Encore has downside protection of 78% for the first six months of 2003 anticipated oil production and 63% for the last six months of 2003, while only 51% and 47% of crude oil for the first six months and last six months, respectively is capped. The Company continues its natural gas hedging position with downside protection in place for 56% of anticipated 2003 production for the full year while 28% of production is capped. An attached schedule details the hedging program.

Production volumes for the first quarter are expected to be in the range of 21,500 BOE per day, essentially flat to last quarter. Direct lifting costs for the year are expected to rise to the $4.89/BOE level, reflecting higher lifting costs in the Permian and Paradox Basins. Production and severance taxes for the year are anticipated to be 9.8% of revenues. General and administrative expenses are expected to increase to $0.88/BOE for the year. Depreciation, depletion and amortization should average $4.35/BOE for 2003. Income taxes during 2003 are expected to be at a 37% effective rate with approximately 95% deferred.

CONFERENCE CALL

Encore will host a conference call and webcast at 11:00 a.m. CST on February 12, 2003. The conference call can be accessed by dialing 800.289.0746 and supplying the title "Encore Acquisition Company Fourth Quarter Conference Call" and the webcast can be accessed via http://www.encoreacq.com.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian

Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana and the Paradox Basin of Utah.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore's business include, but not limited to: amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Contacts:

Morris B. Smith
Executive Vice President and CFO
817-339-0908

Rani M. Wainwright
Assistant Treasurer
817-339-0919

(ALL DATA IN THOUSANDS, EXCEPT PER SHARE DATA)              THREE               THREE                YEAR                YEAR
                                                        MONTHS ENDED        MONTHS ENDED            ENDED               ENDED
                                                      DECEMBER 31, 2002   DECEMBER 31, 2001   DECEMBER 31, 2002   DECEMBER 31, 2001
                                                      -----------------   -----------------   -----------------   -----------------
STATEMENT OF OPERATIONS DATA:                                      (UNAUDITED)
Revenues                                                 $     47,086        $     30,549        $    160,692        $    135,917
Operating expenses:
      Direct lifting costs                                      8,936               6,395              30,678              25,139
      Production, ad valorem and severance taxes                4,573               2,403              15,653              13,809
      General and administrative                                1,688               1,249               6,150               5,053
      Non-cash stock based compensation                            --                  --                  --               9,587
      Depreciation, depletion and amortization                  8,185               8,226              34,550              31,721
      Derivative fair value (gain)/loss                            11                 284                (900)                680
      Bad debt expense                                             --               7,005                  --               7,005
      Impairment of oil and gas properties                         --               2,598                  --               2,598
      Other operating expense                                     847                 515               1,765                 934
                                                         ------------        ------------        ------------        ------------
Total operating expenses                                       24,240              28,675              87,896              96,526
                                                         ------------        ------------        ------------        ------------
Income from operations                                         22,846               1,874              72,796              39,391
Interest and other                                             (4,364)             (1,274)            (12,215)             (5,995)
                                                         ------------        ------------        ------------        ------------
Income before income taxes                                     18,482                 600              60,581              33,396
Current income tax (provision) benefit(1)                        (405)               (178)                745              (1,919)
Deferred income tax provision                                  (6,741)                (50)            (23,467)            (14,414)
                                                         ------------        ------------        ------------        ------------
Net income before extraordinary item and
      cumulative effect of accounting change                   11,336                 372              37,859              17,063
      Extraordinary loss on debt extinguishment,
         net of taxes                                              --                  --                (174)                 --
      Cumulative effect of accounting change,
         net of taxes                                              --                  --                  --                (884)
                                                         ------------        ------------        ------------        ------------
Net income                                               $     11,336        $        372        $     37,685        $     16,179
                                                         ============        ============        ============        ============

Net income before extraordinary item and cumulative
      effect of accounting change per common share:
      Basic                                              $       0.38        $       0.01        $       1.26        $       0.59
      Diluted                                                    0.38                0.01                1.26                0.59

Net income per common share:
      Basic                                              $       0.38        $       0.01        $       1.25        $       0.56
      Diluted                                                    0.38                0.01                1.25                0.56

Weighted average number of common shares
      outstanding:
      Basic                                                    30,034              30,030              30,031              28,718
      Diluted                                                  30,200              30,045              30,161              28,723

OTHER FINANCIAL DATA:
      Adjusted EBITDA(2)                                 $     29,927        $     19,703        $    102,930        $     90,302

CONDENSED STATEMENT OF CASH FLOWS:
Operating activities
Net income                                                                                       $     37,685        $     16,179
      Non-cash and other items                                                                         57,103              68,076
      Changes in operating assets and liabilities                                                      (3,279)             (4,043)
                                                                                                 ------------        ------------
Net cash provided by operating activities                                                              91,509              80,212

Net cash used in investing activities                                                                (159,316)            (89,583)
Financing activities
      Proceeds from capital stock                                                                          51              91,548
      Net proceeds (payments) on debt                                                                  86,893             (82,938)
      Debt issuance costs                                                                              (6,195)                 --
                                                                                                 ------------        ------------
Net cash provided by financing activities                                                              80,749               8,610

Increase (decrease) in cash and cash equivalents                                                       12,942                (761)
Cash and cash equivalents, beginning of period                                                            115                 876
                                                                                                 ------------        ------------
Cash and cash equivalents, end of period                                                         $     13,057        $        115
                                                                                                 ============        ============

                                                       DECEMBER 31,       DECEMBER 31,
                                                           2002               2001
                                                       ------------       ------------
CONDENSED BALANCE SHEET:
      Total assets                                     $    549,896       $    402,000
                                                       ============       ============
        Liabilities                                    $     87,630       $     54,698
        Long-term debt                                      166,000             78,000
        Equity                                              296,266            269,302
                                                       ------------       ------------
      Total liabilities and equity                     $    549,896       $    402,000
                                                       ============       ============

 Working capital                                       $     12,489       $      1,107

(1) Current tax expense for the twelve months ended December 31, 2002 has been adjusted for a $2.2 million refund of taxes paid during 2000 due to the carryback of a 2001 tax loss.

(2) Adjusted EBITDA is defined as net income before interest income and expense, income taxes, depletion, depreciation and amortization, non-cash stock based compensation expense, bad debt expense, impairment of oil and gas properties, cumulative effect of accounting change, extraordinary loss on debt extinguishment, and Enron related gains.

                                                             THREE              THREE             TWELVE              TWELVE
                                                         MONTHS ENDED       MONTHS ENDED       MONTHS ENDED        MONTHS ENDED
                                                      DECEMBER 31, 2002  DECEMBER 31, 2001   DECEMBER 31, 2002   DECEMBER 31, 2001
                                                      -----------------  -----------------   -----------------   -----------------
SELECTED FINANCIAL DATA:

PRODUCTION:
      Oil Volumes (MBbls)                                      1,668              1,329              6,037              4,935
      Gas Volumes (MMcf)                                       1,975              2,109              8,175              8,078
      Combined Volumes(MBOE)                                   1,997              1,680              7,399              6,281

DAILY PRODUCTION:
      Oil Volumes (Bbls)                                      18,130             14,442             16,540             13,519
      Gas Volumes (Mcf)                                       21,467             22,924             22,397             22,130
      Combined Volumes(BOE)                                   21,708             18,262             20,273             17,208

AVERAGE PRICES:
      Oil ($/Bbl)                                       $      23.60       $      17.95       $      22.34       $      21.43
      Gas ($/Mcf)                                               3.91               3.18               3.16               3.73
      Combined Volumes ($/BOE)                                 23.58              18.18              21.72              21.64

AVERAGE COSTS ($/BOE):
Direct lifting costs                                    $       4.47       $       3.81       $       4.15       $       4.00
Production, ad valorem and severance tax                        2.29               1.43               2.12               2.20
G&A (excluding non-cash stock based compensation)               0.85               0.74               0.83               0.80
DD&A                                                            4.10               4.90               4.67               5.05

                   DERIVATIVE SUMMARY AS OF DECEMBER 31, 2002

OIL HEDGES

                              DAILY          FLOOR         DAILY           CAP           DAILY            SWAP
                          FLOOR VOLUME       PRICE       CAP VOLUME       PRICE       SWAP VOLUME         PRICE
       PERIOD                (Bbls)        (PER Bbl)       (Bbls)       (PER Bbl)        (Bbls)         (PER Bbl)
---------------------     ------------     ---------     ----------     ---------     -----------       ---------
Jan - June 2003(a)              12,000       $ 21.25          7,500       $ 26.93           1,000        $ 24.50
% Hedged                            72%                          45%                            6%

July - Dec 2003(a)               9,500       $ 21.05          7,000       $ 27.14              --        $    --
% Hedged                            63%                          47%                            0%

Jan - June 2004                  4,500       $ 21.00          4,500       $ 27.94              --        $    --
% Hedged                            27%                          27%                            0%

July - Dec 2004                    500       $ 21.00            500       $ 26.00              --        $    --
% Hedged                             3%                           3%                            0%

(a) For calendar 2003, Encore has short puts in place for 500 bpd at $17/bbl, which are not reflected in the above amounts.

NATURAL GAS HEDGES

                              DAILY          FLOOR         DAILY           CAP           DAILY            SWAP
                          FLOOR VOLUME       PRICE       CAP VOLUME       PRICE       SWAP VOLUME        PRICE
       PERIOD                 (Mcf)        (PER Mcf)        (Mcf)       (PER Mcf)        (Mcf)          (PER Mcf)
---------------------     ------------     ---------     ----------     ---------     -----------       ---------
2003                             7,500        $ 3.17          2,500        $ 6.83           2,500          $ 3.69
                                    42%                          14%                           14%

2004                             5,000        $ 3.25          2,500        $ 6.10              --          $   --
                                    21%                          11%                            0%